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Exhibit 99.1

Guitar Center, Inc. and subsidiaries
Consolidated Balance Sheets
(in thousands)

	June 30, 2002	December 31, 2001
Assets
Current assets:
Cash and cash equivalents	$4,825	$17,480
Accounts receivable, net	19,177	19,243
Merchandise inventory	271,433	249,685
Prepaid expenses and deposits	9,719	6,404
Deferred income taxes	4,744	4,744

Total current assets	309,898	297,556
Property and equipment, net	85,125	81,056
Goodwill, net	25,248	21,032
Deposits and other assets, net	4,973	5,040

	$425,244	$404,684

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$68,391	$78,287
Accrued expenses and other current liabilities	31,801	38,834
Merchandise advances	11,930	12,780
Revolving line of credit	104,599	76,904
Current portion of long-term debt	456	638

Total current liabilities	217,177	207,443
Other long-term liabilities	4,358	3,716
Deferred income taxes	3,583	2,733
Long-term debt	66,821	66,924

Total liabilities	291,939	280,816
Stockholders' equity:
Preferred Stock; authorized 5,000 shares at June 30, 2002 and December 31, 2001, none issued and outstanding	—	—
Common stock, $0.01 par value, authorized 55,000 shares, issued and outstanding 22,486 at June 30, 2002 and 22,315 at December 31, 2001, respectively	225	223
Additional paid in capital	249,962	248,063
Accumulated deficit	(116,882)	(124,418)

Total stockholders' equity	133,305	123,868

	$425,244	$404,684

Guitar Center, Inc. and subsidiaries
Consolidated Statements of Income
(in thousands, except per share data)

	Three months ended June 30,
	2002	2001
Net sales	$253,887	$215,570
Cost of goods sold, buying and occupancy	188,512	159,475

Gross profit	65,375	56,095
Selling, general and administrative expenses	55,757	46,170

Operating income	9,618	9,925
Interest expense, net	2,998	3,290

Income before income taxes	6,620	6,635
Income taxes	2,520	2,521

Net income	$4,100	$4,114

Net income per share
Basic	$0.18	$0.19

Diluted	$0.18	$0.18

Weighted average shares outstanding
Basic	22,430	22,232

Diluted	23,169	22,896

Guitar Center, Inc. and subsidiaries
Consolidated Statements of Income
(in thousands, except per share data)

	Six months ended June 30,
	2002	2001
Net sales	$508,710	$431,617
Cost of goods sold, buying and occupancy	379,174	320,690

Gross profit	129,536	110,927
Selling, general and administrative expenses	111,219	89,926

Operating income	18,317	21,001
Interest expense, net	6,150	6,356

Income before income taxes	12,167	14,645
Income taxes	4,631	5,565

Net income	$7,536	$9,080

Net income per share
Basic	$0.34	$0.41

Diluted	$0.33	$0.40

Weighted average shares outstanding
Basic	22,393	22,164

Diluted	23,020	22,742

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  Exhibit 99.1
Guitar Center, Inc. and subsidiaries Consolidated Balance Sheets (in thousands)
Guitar Center, Inc. and subsidiaries Consolidated Statements of Income (in thousands, except per share data)
Guitar Center, Inc. and subsidiaries Consolidated Statements of Income (in thousands, except per share data)